EXHIBIT 12

MPOWER HOLDING CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(AMOUNTS IN THOUSANDS)

                                                                                                  Predecessor         Reorganized
                                                          Predecessor Mpower Holding            Mpower Holding      Mpower Holding
                                                            Year ended December 31,           January 1, 2002 to   July 31, 2002 to
                                                    1998        1999       2000        2001      July 30, 2002     December 31, 2002
                                                    ----        ----       ----        ----      -------------     -----------------
Earnings:
  Add:  Income (loss) before discontinued
         operations                             $ (27,888)  $ (59,626)  $(211,738)  $(400,343)     $ (43,204)         $  17,754
        Amortization of capitalized interest           61         710       1,423       2,920          1,914                 30
        Fixed Charges:
          Interest expensed and capitalized        22,239      22,335      56,618      63,769         19,354              2,668
          Amortization of debt issue costs            867         794       1,233       1,329            608                 84
          Amortization of debt discount               575         575       1,330       1,479            718                 61
          Estimate of interest within rental
           expense                                     85         161       1,014         792            428                249
          Preferred stock dividends                  --         2,577      16,889      21,782          3,974               --
                                                ---------   ---------   ---------   ---------      ---------          ---------
               Total fixed charges                 23,766      26,442      77,084      89,151         25,082              3,062

  Less: Interest capitalized                       (3,175)     (4,057)    (10,684)     (4,896)        (1,290)              (129)
        Preferred stock dividends                    --        (2,577)    (16,889)    (21,782)        (3,974)              --
                                                ---------   ---------   ---------   ---------      ---------          ---------
        Total earnings                          $  (7,236)  $ (39,108)  $(160,804)  $(334,950)     $ (21,472)         $  20,717
                                                =========   =========   =========   =========      =========          =========

Fixed charges                                   $  23,766   $  26,442   $  77,084   $  89,151      $  25,082          $   3,062
                                                =========   =========   =========   =========      =========          =========

Ratio of earnings to fixed charges                  (0.30)      (1.48)      (2.09)      (3.76)         (0.86)              6.77
                                                =========   =========   =========   =========      =========          =========

Insufficiency of earnings to cover fixed
 charges                                        $  31,002   $  65,550   $ 237,888   $ 424,101      $  46,554          $    --
                                                =========   =========   =========   =========      =========          =========


                                                       Reorganized
                                                     Mpower Holding
                                                    Nine Months Ended
                                                   September 30, 2003
                                                   ------------------
Earnings:
  Add:  Income (loss) before discontinued
         operations                                    $ (18,036)
        Amortization of capitalized interest                  54
        Fixed Charges:
          Interest expensed and capitalized                  425
          Amortization of debt issue costs                    98
          Amortization of debt discount                     --
          Estimate of interest within rental
           expense                                           769
          Preferred stock dividends                         --
                                                       ---------
               Total fixed charges                         1,292

  Less: Interest capitalized                                --
        Preferred stock dividends                           --
                                                       ---------
        Total earnings                                 $ (16,690)
                                                       =========

Fixed charges                                          $   1,292
                                                       =========

Ratio of earnings to fixed charges                        (12.92)
                                                       =========

Insufficiency of earnings to cover fixed
 charges                                               $  17,982
                                                       =========